                                                                   EXHIBIT 23.4



                                 CONFIDENTIAL

                                                                  July 22, 1999

Marla Kammer
Jupiter Communications
627 Broadway
New York, NY  10012

By facsimile to 212-780-6075

Dear Marla:

     I am writing at the suggestion of Steve Gross, our account manager at Jupiter Communications. We would like to include a reference to Jupiter and certain data contained in your research reports regarding affiliate marketing, as attached in Exhibit A, in a registration statement to be filed by our company
               ---------
with the Securities and Exchange Commission ("SEC") regarding a proposed initial public offering. We request that you kindly sign below to indicate your consent to such references and your agreement to permit us to file such consent with the SEC if needed. Please return the signed copy to me by fax (508-357-8880) and send the original to me via regular mail. If you have any questions regarding this matter, please call me at (508) 357-8888. Lastly, we request that you treat the foregoing information as strictly confidential until we file a registration statement with the SEC. Thank you for your help.

                                           Warmest regards,



                                           Thomas A. Gerace
                                           Executive Vice President

Acknowledgement:

Jupiter Communications, LLC

/s/ Marla Kammer
- ----------------------------
By:     Marla Kammer
Title:  Director of Production
Date:   7/23/99

                             EXHIBIT A:  Reference


REFERENCE: "Among merchants that do have affiliate programs, 17% of total sales, on average, are driven by affiliates."